Exhibit 99.1

ITT Corporation 1133 Westchester Ave. White Plains, NY 10604 tel 914-641-2000
Investors:
Thomas Scalera
914-641-2030
thomas.scalera@itt.com
Media:
Jenny Schiavone
914-641-2160
jennifer.schiavone@itt.com
ITT board of directors approves spinoffs of Xylem and ITT Exelis
Separation to be completed October 31, 2011
ITT Exelis and Xylem to begin “regular way” trading on the
New York Stock Exchange on November 1, 2011
Company receives IRS ruling that transaction qualifies as tax-free
Collective ITT, Xylem and ITT Exelis post-spin fourth-quarter dividends to equal current ITT quarterly dividend
ITT to effectuate 1:2 reverse stock split following distribution
WHITE PLAINS, N.Y., October 5, 2011 — ITT Corporation (NYSE: ITT) today announced that its board of directors has approved the distribution to its shareholders of all the outstanding shares of Exelis Inc., its Defense and Information Solutions business, which will also be known as ITT Exelis, and Xylem Inc., its Water Technology and Services business, which will result in three distinct, publicly traded companies. Each ITT shareholder of record as of the close of business on October 17, 2011, the record date for the distribution, will receive on the distribution date one share of ITT Exelis common stock and one share of Xylem common stock for each share of ITT common stock held as of the record date. The ITT Board also approved a 1:2 reverse stock split for ITT, which will become effective after market close on October 31, 2011, the distribution date for the spinoffs.
Steve Loranger, chairman, president and chief executive officer of ITT said, “By operating as three independent companies, we believe the new ITT, Xylem and ITT Exelis will each be able to leverage our shared history of innovation while being better positioned to capitalize on new opportunities in their respective markets. We believe this transaction will allow all three companies to drive growth and deliver significant value to all of our shareholders. I would like to thank our dedicated employees who have worked hard to make this important transaction a reality. We look forward to completing the final steps in this process and embarking on new and exciting chapters for the new ITT, Xylem and ITT Exelis.”
ITT also announced that it has received a private letter ruling from the Internal Revenue Service that ITT’s separation of the assets and liabilities constituting each of the ITT Exelis business, the Xylem business and the new ITT business, as well as the planned distribution of the shares of ITT Exelis and Xylem common stock to ITT shareholders, will qualify as a tax-free transaction for U.S. federal income tax purposes.
All three companies plan to webcast investor events on October 13, 2011 and October 14, 2011. Additional details on these webcasts will be provided in a separate announcement.
ITT Exelis and Xylem Common Stock Distributions
The ITT board of directors has approved the distribution of all of the issued and outstanding shares of ITT Exelis and Xylem common stock on October 31, 2011 (the “distribution date”) to ITT shareholders of record as of the close of business on October 17, 2011 (the “record date”). In connection with this distribution, each ITT shareholder will receive one common share of ITT Exelis and one common share of Xylem for each share of common stock of ITT held at the close of business on the record date. Upon such distribution, ITT shareholders will own 100% of the common shares of ITT Exelis and Xylem.
ITT currently has approximately 185 million shares outstanding. Based on the one-for-one distribution ratio for each spinoff, approximately 185 million shares of ITT Exelis common stock and approximately 185 million shares of Xylem common stock will be distributed to ITT shareholders.
Reverse Stock Split of ITT Shares
The ITT board of directors also approved a 1:2 reverse stock split for the new ITT, which will become effective following the market close on October 31, 2011, the distribution date. Under the reverse stock split, every two common shares of ITT will be converted into one common share of ITT. As a result, ITT will have approximately 92.5 million common shares outstanding after the reverse stock split. No action is required by ITT shareholders in connection with the reverse stock split. No fractional shares of ITT common stock will be distributed to ITT’s shareholders in connection with the reverse stock split. Instead, ITT’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the reverse stock split at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, such shareholders will receive a cash payment in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Receipt of cash instead of fractional shares will not be tax free.

Trading of ITT, Xylem and ITT Exelis Shares
Following the spinoffs, all three companies will be listed on the New York Stock Exchange. ITT shares will continue to trade on the NYSE under the ticker symbol “ITT.” ITT Exelis shares will trade under the symbol “XLS,” while Xylem shares will trade under the symbol “XYL.” ITT expects that on or about October 13, 2011, shares of ITT Exelis and Xylem will trade on a “when issued” basis and that “when distributed” trading in ITT shares will commence alongside “regular way” trading for ITT shares. ITT Exelis and Xylem will begin “regular way” trading on November 1, 2011, at which time “regular way” trading in ITT shares will reflect both the distribution of the ITT Exelis and Xylem shares and the reverse stock split.
ITT shareholders who sell their shares of ITT common stock in the “regular way” market prior to or on the distribution date will also be selling their right to receive the distribution of shares of ITT Exelis common stock and Xylem common stock. Shareholders are encouraged to consult with their financial advisors regarding the specific implications of selling ITT common stock.
No action is required by ITT shareholders to receive their ITT Exelis or Xylem common shares. ITT shareholders who hold ITT common shares as of the record date will receive a book-entry account statement reflecting their ownership of ITT Exelis and Xylem common shares or their brokerage account will be credited for the shares.
Prior to the distribution date, ITT will mail information statements to all shareholders of ITT common stock as of the record date. The statements will include information regarding the procedures by which the distribution will be effected and other details of the transaction. The information statements will be available on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov and on the ITT transformation website at www.itt.com/transformation.
The distribution agent, transfer agent, and registrar for ITT common stock will be Bank of New York Mellon. For questions relating to the transfer or mechanics of the stock distribution or the reverse stock split, shareholders may contact BNY Mellon Shareowner Services c/o ITT Corporation at P.O. Box 358015, Pittsburgh, PA 15252-8015, or via phone at 1-800-254-2823. If shares are held by a bank, broker or other nominee, shareholders should contact that institution directly.
The completion of the distribution is subject to the satisfaction or waiver of a number of conditions, including the Registration Statements on Form 10 for the ITT Exelis and Xylem common stock being declared effective by the SEC and certain other conditions described in the information statements included in the ITT Exelis and Xylem Form 10 Registration Statements and in the agreements filed as exhibits to the Form 10 Registration Statements. The condition relating to the authorization of the ITT Exelis and Xylem common stock for listing on the NYSE has been satisfied, and each of ITT Exelis and Xylem has sent a letter to the SEC requesting that the Form 10 Registration Statements be declared effective. ITT, Xylem and ITT Exelis expect all other conditions to the distribution to be satisfied on or before the distribution date.

Fourth-Quarter Dividend
The ITT board of directors today also declared a quarterly dividend for the fourth quarter, after giving effect to the reverse stock split, of 9.1 cents per share to shareholders of record on November 11, 2011 (equivalent to 4.55 cents per share on a pre-reverse stock split basis). The ITT cash dividend will be payable December 31, 2011. ITT expects that, after the spinoffs, ITT Exelis will declare a fourth-quarter dividend of 10.33 cents per share and that Xylem will declare a fourth-quarter dividend of 10.12 cents per share, so that the aggregate fourth-quarter dividend for the three companies combined will equal ITT’s prior quarterly dividend rate of 25 cents per share. Thereafter, the respective boards of directors of ITT, Xylem and ITT Exelis will determine the dividend policy of each company.
New ITT Board of Directors
The company also announced today that the board of directors that will lead ITT following the completion of the spinoffs on October 31, 2011, will consist of the following directors:
•	Frank T. MacInnis, chairman of the ITT board, former chief executive officer, EMCOR Group, Inc., and an ITT director since 2001.

•	G. Peter D’Aloia, former senior vice president and chief financial officer, American Standard Companies, Inc., who will become an ITT director effective upon completion of the spinoffs.

•	Donald DeFosset, Jr., former chairman, James Hardie Industries N.V., who will become an ITT director effective upon completion of the spinoffs.

•	Christina A. Gold, former chief executive officer, The Western Union Company, and an ITT director since 1997.

•	Paul J. Kern, senior counselor of The Cohen Group, and an ITT director since 2008.

•	Denise L. Ramos, who will become ITT’s chief executive officer and president effective upon the completion of the spinoffs and who is currently ITT’s chief financial officer.

•	Linda S. Sanford, senior vice president, Enterprise Transformation, IBM, and an ITT director since 1998.

•	Markos I. Tambakeras, former chairman, president and chief executive officer, Kennametal, Inc., and an ITT director since 2001.
Biographical information on each of the above board members may be found at www.itt.com/transformation. Board members for ITT Exelis and Xylem will include the individuals listed in each company’s information statement filed with the SEC, as well as additional board members to be announced shortly.
New Company Logos and Taglines Chosen
ITT also announced that the branding of the two spinoff companies is complete. Logos and taglines that ITT Exelis and Xylem will use following completion of the spinoff transaction, as well as other information on the new companies, can be found at www.itt.com/transformation.
Forward-Looking and Cautionary Statements
Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation

Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the separation of ITT Corporation (the “Company”) into three independent publicly-traded companies (the “companies”), the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the companies, future strategic plans and other statements that describe the companies’ business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or International government defense budgets; decline in consumer spending; sales and revenues mix and pricing levels; availability of adequate labor, commodities, supplies and raw materials; interest and foreign currency exchange rate fluctuations and changes in local government regulations; competition, industry capacity and production rates; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the companies or the degree of liability; uncertainties with respect to our estimation of asbestos liability exposures, third-party recoveries and net cash flow; our ability to effect restructuring and cost reduction programs and realize savings from such actions; government regulations and compliance therewith, including Dodd-Frank legislation; changes in technology; intellectual property matters; governmental investigations; potential future employee benefit plan contributions and other employment and pension matters; contingencies related to actual or alleged environmental contamination, claims and concerns; changes in generally accepted accounting principles; and other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our other filings with the Securities and Exchange Commission. In addition, there are risks and uncertainties relating to the spinoffs of ITT Exelis and Xylem, including the timing and certainty of the completion of those transactions, whether those transactions will result in any tax liability, the operational and financial profile of ITT or any of its businesses after giving effect to the spinoff transactions, and the ability of each business to operate as an independent entity.
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